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                                                                    EXHIBIT 99.3



                          Oplink Communications, Inc.

                   2000 Employee Stock Purchase Plan Offering

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                                                                    Exhibit 99.3


                          OPLINK COMMUNICATIONS, INC.

                   2000 EMPLOYEE STOCK PURCHASE PLAN OFFERING

                             ADOPTED JULY 12, 2000


1.   GRANT; OFFERING DATE.

     (a) The Board of Directors of Oplink Communications, Inc. (the "Company"), pursuant to the Company's 2000 Employee Stock Purchase Plan (the "Plan"), hereby authorizes the grant of rights to purchase shares of common stock of the Company ("Common Stock") to all Eligible Employees (an "Offering"). The first Offering shall begin simultaneously with the effectiveness of the Company's registration statement under the Securities Act of 1933 with respect to the initial public offering of the Company's Common Stock and end on October 31, 2002 (the "Initial Offering").

     Thereafter, beginning November 1, 2000, Offerings shall begin on each November 1 and May 1 and shall end on the day prior to the second anniversary of each such Offering's Offering Date unless sooner terminated in accordance with the provisions of this Offering or the Plan. For example, the second Offering under the Plan shall begin on November 1, 2000, and end on October 31, 2002. The first day of an Offering is that Offering's "Offering Date." If an Offering Date does not fall on a day during which the Common Stock is actively traded, then the Offering Date shall be the next succeeding day during which the Common Stock is actively traded.

     (b) An Offering may consist of one purchase period or divided into shorter purchase periods ("Purchase Periods"). The first offering will be divided into four (4) shorter Purchase Periods of approximately six (6) months in duration. Thereafter, offerings will be divided into two (2) shorter Purchase Periods of approximately six (6) months in duration.

     (c) Prior to the commencement of any Offering, the Board of Directors (or the Committee described in subparagraph 2(c) of the Plan, if any) may change any or all terms of such Offering and any subsequent Offerings. The granting of rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless, prior to such date (a) the Board of Directors (or such Committee) determines that such Offering shall not occur, or (b) no shares remain available for issuance under the Plan in connection with the Offering.

2.   ELIGIBLE EMPLOYEES.

     All employees of the Company and each of its Affiliates (as defined in the Plan) incorporated in the United States shall be granted rights to purchase Common Stock under each Offering on the Offering Date of such Offering, provided that each such employee otherwise meets the employment requirements of subparagraph 5(a) of the Plan (an "Eligible Employee"). Notwithstanding the foregoing, the following employees shall not be Eligible Employees or be granted rights under an Offering: (i) part-time or seasonal employees whose customary employment is for fewer than twenty (20) hours per week or for fewer than five
(5) months per calendar year, and (ii) 5% stockholders (including ownership through unexercised options) described in subparagraph 5(c) of the Plan.

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                                     1.


     Notwithstanding any other provision herein, the Board of Directors of the Company may, in its sole discretion, exclude employees who reside and/or perform services in certain jurisdictions from participating in an Offering if the laws of those jurisdictions make their participation in the Plan illegal or impractical. The determination that the laws of a specific jurisdiction make participation illegal or impractical shall be made by the Board of Directors of the Company, in its sole discretion.

     Each person who first becomes an Eligible Employee during any Offering shall be granted a right to purchase Common Stock under such Offering on the next November 1 or May 1 during such Offering, which right shall thereafter be deemed to be a part of such Offering. Such right shall have the same characteristics as any rights originally granted under the Offering except that:

     (a) the date on which such right is granted shall be the "Offering Date" of such right for all purposes, including determination of the exercise price of such right; and

     (b) the Offering for such right shall begin on its Offering Date and end coincident with the ongoing Offering.

3.   RIGHTS.

     (a) Subject to the limitations contained herein and in the Plan, on each Offering Date each Eligible Employee shall be granted the right to purchase the number of shares of Common Stock purchasable with up to twenty percent (20%) of such Participant's Earnings (as defined in the Plan) paid during the period of such Offering.

     (b) The maximum aggregate number of shares available to be purchased by all Eligible Employees under an Offering shall be the number of shares remaining available under the Plan on the Offering Date. If the aggregate purchase of shares of Common Stock upon exercise of rights granted under the Offering would exceed the maximum aggregate number of shares available, the Board shall make a pro rata allocation of the shares available in a uniform and equitable manner.

     (c) Notwithstanding the foregoing, no employee shall be granted an option under the Plan which permits such employee's right to purchase stock under the Plan and all other employee stock purchase plans (described in Section 423 of the Code) of the Company to accrue at a rate that exceeds twenty five thousand dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.   PURCHASE PRICE.

     The purchase price of the Common Stock under the Offering shall be the lesser of (a) eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Date (or eighty-five percent (85%) of the fair market value of the Common Stock on the first day on which the Company's Common Stock is actively traded that immediately follows the Offering Date if an Offering Date falls on a day during which the Company's Common Stock is not actively traded) or (b) eighty-five percent (85%) of the fair market value of the Common Stock

                                     2.
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on the Purchase Date (or eighty-five percent (85%) of the fair market value of the Common Stock on the first day on which the Company's Common Stock is actively traded that immediately precedes the Purchase Date if a Purchase Date falls on a day during which the Company's Common Stock is not actively traded).

5.   PARTICIPATION.

     (a) Except as otherwise provided herein or in the Plan, an Eligible Employee may elect to begin payroll deductions under an Offering as of the beginning of the Offering or as of the day after any Purchase Date (I.E., any November 1 or May 1). Such an election shall be made by delivering an agreement authorizing payroll deductions. Such deductions shall be made each pay period and must be in whole percentages not to exceed twenty percent (20%) of Earnings. The agreement shall be made on such enrollment form as the Company or a designated Affiliate provides and must be delivered to the Company or designated Affiliate ten (10) days before the Offering Date to be effective for such Offering, unless a later time for filing the enrollment form is set by the Company for all Eligible Employees with respect to a given Offering Date. As to the Initial Offering, the time for filing an enrollment form and commencing participation for individuals who are Eligible Employees on the Offering Date for the Initial Offering shall be determined by the Company and communicated to such Eligible Employees. A participant may not make additional contributions under the Plan.

     (b) Generally, once during any Purchase Period, a participant may increase or reduce (including to zero) his or her participation level as of the following November 1 or May 1, except that no change may be made during the ten (10) days immediately preceding each Purchase Date (or such shorter period of time determined by the Company and communicated to participants). Any such change in participation shall be made by delivering a notice to the Company or a designated Affiliate in such form and at such time as the Company may provide. Notwithstanding the foregoing, a participant may reduce (including to zero) his or her participation level once (and only once) during any Purchase Period, except that no change may be made during the ten (10) days immediately preceding each Purchase Date (or such shorter period of time determined by the Company and communicated to participants). Such change shall become effective as soon as administratively practicable. In addition, a participant may withdraw from an Offering and receive his or her accumulated payroll deductions from the Offering (reduced to the extent, if any, such deductions have been used to acquire Common Stock for the Participant on any prior Purchase Dates), without interest, at any time prior to the end of the Offering, excluding the ten (10) day period immediately preceding a Purchase Date (or such shorter period of time determined by the Company and communicated to participants), by delivering a withdrawal notice to the Company or designated Affiliate in such form as the Company provides. A participant who has withdrawn from an Offering shall not again participate in such Offering but may participate in subsequent Offerings under the Plan by submitting a new participation agreement in accordance with the terms thereof.

6.   PURCHASES.

     Subject to the limitations contained herein, on each Purchase Date, each participant's accumulated payroll deductions (without any increase for interest) shall be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted


                                     3.
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under the Plan and the Offering. "Purchase Date" shall be defined as April
30, 2001, and each October 31 and April 30 thereafter. If a Purchase Date falls on a day during which the Common Stock is not actively traded then the Purchase Date shall be the nearest prior day on which the Common Stock is actively traded. Subject to the other terms and conditions of the Plan and the Offering, each Participant's purchases (based on the purchase amount elected by the Participant under paragraph 5 and subject to the restrictions in paragraph 3 and Code Section 423 and the income tax regulations promulgated thereunder) on a Purchase Date will first be made under the Offering that results in stock being purchased for such Participant at the lowest price under all Offerings in which such Participant has been granted rights and under which stock may be purchased on such Purchase Date for such Participant and thereafter under any other Offerings that result in stock being purchased for such Participant at the next lowest price or prices under all other Offerings in which such Participant has been granted rights and under which stock may be purchased on such Purchase Date for such Participant.

7.   NOTICES.

     Any notices or agreements provided for in the Offering or the Plan shall be given in writing, in a form provided by the Company and, unless specifically provided for in the Plan or this Offering, shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five (5) days after deposit in the United States mail, postage prepaid.

8.   EXERCISE CONTINGENT ON STOCKHOLDER APPROVAL.

     The rights granted under an Offering are subject to the approval of the Plan by the stockholders of the Company as required for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code.

9.   OFFERING SUBJECT TO PLAN.

     Each Offering is subject to all the provisions of the Plan, and its provisions are hereby made a part of the Offering, and is further subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.

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